Exhibit 99.B(d)(96)

Amended Schedule A
to the
Sub-Advisory Agreement
between
SEI Investments Management Corporation
and
Western Asset Management Company Limited

As of November 7, 2005, as amended April 28, 2009 and March 28, 2018

SEI Institutional Managed Trust

Core Fixed Income Fund

U.S. Fixed Income Fund

Multi-Asset Income Fund

Agreed and Accepted:

SEI Investments Management Corporation	Western Asset Management Company Limited

By:	By:
/s/ William T. Lawrence	/s/ Karlen Powett

Name:	Name:
William T. Lawrence	Karlen Powett

Title:	Title:
Vice President	Manager of Client Service and Marketing Support